NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE
NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN
REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE
SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED
OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR
THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION
OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS
NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE
144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE
PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING
ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD
CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3(c)(iii) AND 20(a)
HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE
SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET
FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS NOTE.

                                  MDWERKS, INC.
                         SENIOR SECURED CONVERTIBLE NOTE

Issuance Date: October 19, 2006       Original Principal Amount: U.S. $2,500,000

FOR VALUE RECEIVED, MDwerks, Inc., a Delaware corporation (the "COMPANY"), hereby promises to pay to GOTTBETTER CAPITAL MASTER, LTD. or its registered assigns ("HOLDER") the amount set out above as the Original Principal Amount (as may be reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the "PRINCIPAL") when due, whether upon the Maturity Date (as defined below), on any Installment Date with respect to the Installment Amount due on such Installment Date, acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest ("INTEREST") on any outstanding Principal at a rate per annum equal to the Interest Rate (as defined below), from the date set out above as the Issuance Date (the "ISSUANCE
DATE") until the same becomes due and payable, whether upon an Interest Date (as defined below), any Installment Date, or the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Senior Secured Convertible Note (including all Senior Secured
Convertible Notes issued in exchange, transfer or replacement hereof, this
"NOTE") issued pursuant to the Securities Purchase Agreement (as defined below).
Certain capitalized terms used herein are defined in Section 28.

1. PAYMENTS OF PRINCIPAL; MATURITY. On each Installment Date commencing October
1, 2007, the Company shall pay to the Holder an amount equal to the Installment
Amount due on such Installment Date in cash by wire transfer of immediately available funds. The "MATURITY DATE" shall be October 18, 2009, as may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default (as defined in Section 4(a)) shall have

occurred and be continuing and (ii) through the date that is ten (10) days after the consummation of a Change of Control in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 5(b)) is delivered prior to the Maturity Date.

2. INTEREST; INTEREST RATE.

     (a) Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 360-day year and actual days elapsed and shall be payable in arrears for each Calendar Month during the period beginning on the Issuance Date and ending on, and including, the Maturity Date (each, an
"INTEREST DATE") with the first Interest Date being December 1, 2006. Interest shall be payable on each Interest Date, to the record holder of this Note on the applicable Interest Date, in cash ("CASH INTEREST").

     (b) From and after the occurrence of an Event of Default, the Interest Rate shall be increased to fifteen percent (15%) per annum. In the event that such
Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure;
provided that the Interest as calculated at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.

3. CONVERSION OF NOTES. This Note shall be convertible into shares of common stock of the Company, par value $0.001 per share (the "COMMON STOCK"), on the terms and conditions set forth in this Section 3.

     (a) Conversion Right. Subject to the provisions of Section 3(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount. The Company shall not be required, however, to pay any transfer tax or similar charge imposed in connection with the issuance of Common Stock in any name other than that of the Holder.

     (b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price then in effect (the "CONVERSION RATE").

          (i) "CONVERSION AMOUNT" means the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made.

                                        2

          (ii) "CONVERSION PRICE" means, as of the Issuance Date $2.25, which
     Conversion Price shall be subject to adjustment from time to time in accordance with the terms set forth herein (including Section 7 hereof).
     The Conversion Price shall be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction that proportionately decreases or increases the Common Stock.

     (c) Mechanics of Conversion.

          (i) Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a "CONVERSION DATE"), the Holder shall (A)
     transmit by facsimile (or otherwise deliver), for receipt on or prior to
     5:00 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the "CONVERSION
     NOTICE") to the Company and (B) if required by Section 3(c)(iv), surrender this Note to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction). On or before the next Trading Day following the date of receipt of a Conversion Notice, the
     Company shall transmit by facsimile a confirmation of receipt of such
     Conversion Notice to the Holder and the Transfer Agent. On or before the second (2nd) Trading Day following the date of receipt of a Conversion
     Notice (the "SHARE DELIVERY DATE"), the Company shall (1) (X) provided that the Transfer Agent is participating in the Fast Automated Securities
     Transfer Program of DTC credit such aggregate number of shares of Common
     Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent
     Commission system or (Y) if the Transfer Agent is not participating in the
     DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common
     Stock to which the Holder shall be entitled and (2) pay to the Holder in cash an amount equal to the accrued and unpaid Interest on the Conversion
     Amount up to and including the Conversion Date. If this Note is physically surrendered for conversion as required by Section 3(c)(iv) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three Business Days after receipt of this Note and at its own expense, issue and deliver to the holder a new
     Note (in accordance with Section 18(d)) representing the outstanding
     Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of
     Common Stock on the Conversion Date. In the event of a partial conversion of this Note pursuant hereto, the principal amount converted shall be deducted from the Installment Amounts relating to the Installment Dates in reverse chronological order.

          (ii) Company's Failure to Timely Convert. If within three (3) Trading
     Days after the Company's receipt of the facsimile copy of a Conversion
     Notice the Company shall fail to issue and deliver a certificate to the
     Holder or credit the Holder's balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon such Holder's conversion of any Conversion Amount (a "CONVERSION

                                        3

     FAILURE"), and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a
     "BUY-IN"), then the Company shall, within three (3) Business Days after the
     Holder's request and provision of trade confirmations and in the Holder's sole discretion, either (i) pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the "BUY-IN PRICE"), at which point the Company's obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B)
     the Closing Bid Price on the Conversion Date.

          (iii) Registration; Book-Entry. The Company shall maintain a register
     (the "REGISTER") for the recordation of the names and addresses of the holders of the Notes and the principal amount of the Notes held by such holders (the "REGISTERED NOTES"). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of principal and interest hereunder, notwithstanding notice to the contrary. A Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a request to assign or sell all or part of any Registered Note by a Holder, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 17. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full
     Conversion Amount represented by this Note is being converted or (B) the
     Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting physical surrender and reissue of this Note. The Holder and the Company shall maintain records showing the Principal, Interest and Late Charges converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this
     Note upon conversion.

          (iv) Disputes. In the event of a dispute as to the number of shares of
     Common Stock issuable to the Holder in connection with a conversion of this
     Note, the Company shall issue to the Holder the number of shares of Common
     Stock not in dispute and resolve such dispute in accordance with Section
     23.

     (d) Limitations on Conversions.

                                        4

          (i) Beneficial Ownership. The Company shall not effect any conversion of this Note, and the Holder of this Note (including any successor, transferee or assignee) shall not have the right to convert any portion of this Note pursuant to Section 3(a), to the extent that after giving effect to such conversion, the Holder (together with the Holder's affiliates)
     would beneficially own in excess of 4.99% (the "MAXIMUM PERCENTAGE") of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common
     Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 3(d)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange
     Act of 1934, as amended. For purposes of this Section 3(d)(i), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company's most recent Form 10-KSB, Form 10-K, Form 10-QSB, Form
     10-Q or Form 8-K, as the case may be (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, during regular business hours of the Company and upon the written request of the Holder, the Company shall within two (2)
     Business Days confirm in writing to the Holder the number of shares of
     Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the
     Company, the Holder may increase or decrease the Maximum Percentage to any other percentage specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st ) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of Notes.

          (ii) Principal Market Regulation. The Company shall not be obligated to issue any shares of Common Stock upon conversion of this Note, and the
     Holder of this Note shall not have the right to receive upon conversion of this Note any shares of Common Stock, if the issuance of such shares of
     Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue upon conversion or exercise, as applicable, of the Notes and Warrants without breaching the Company's obligations under the rules or regulations of the Principal Market (the "EXCHANGE CAP"), except that such limitation shall not apply in the event that the Company
     (A) obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of Common Stock in excess of such amount or (B) obtains a written opinion

                                        5

     from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders.
     Until such approval or written opinion is obtained, no purchaser of the
     Notes pursuant to the Securities Purchase Agreement (the "PURCHASERS")
     shall be issued in the aggregate, upon conversion or exercise, as applicable, of Notes or Warrants, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the principal amount of Notes issued to the
     Purchasers pursuant to the Securities Purchase Agreement on the Closing
     Date and the denominator of which is the aggregate principal amount of all
     Notes issued to the Purchasers pursuant to the Securities Purchase
     Agreement on the Closing Date (with respect to each Purchaser, the
     "EXCHANGE CAP ALLOCATION"). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser's Notes, the transferee shall be allocated a pro rata portion of such Purchaser's Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any holder of Notes shall convert all of such holder's Notes into a number of shares of Common Stock which, in the aggregate, is less than such holder's Exchange Cap Allocation, then the difference between such holder's Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders of Notes on a pro rata basis in proportion to the aggregate principal amount of the
     Notes then held by each such holder.

4. RIGHTS UPON EVENT OF DEFAULT.

     (a) Event of Default. Each of the following events shall constitute an
"Event of Default":

          (i) the failure of the applicable Registration Statement required to be filed pursuant to the Registration Rights Agreement to be filed on or prior to the Filing Deadline (as defined in the Registration Rights
     Agreement) or declared effective by the SEC on or prior to the date that is thirty (30) days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement), the Company fails to file the final prospectus in accordance with Rule 424 under the 1933 Act or, while the applicable Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the applicable Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to any holder of the Notes for sale of all of such holder's
     Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten (10) consecutive days or for more than an aggregate of thirty (30) days in any 365-day period
     (other than days during an Allowable Grace Period (as defined in the
     Registration Rights Agreement));

          (ii) the suspension from trading or failure of the Common Stock to be listed on the Principal Market or on an Eligible Market for a period of five (5) consecutive

                                        6

     Trading Days or for more than an aggregate of ten (10) Trading Days in any
     365-day period

          (iii) the Company's (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within ten (10)
     Business Days after the applicable Conversion Date or (B) written notice to any holder of the Notes, including by way of public announcement or through any of its authorized agents, at any time, of its intention not to comply with a request for conversion of any Notes into shares of Common Stock that is tendered in accordance with the provisions of the Notes;

          (iv) at any time following the tenth (10th) consecutive Business Day that the authorized number of shares is less than the number of shares of
     Common Stock that the Holder would be entitled to receive upon a conversion of one hundred seventy-five percent (175%) of the full Conversion Amount of this Note (without regard to any limitations on conversion set forth in
     Section 3(d) or otherwise);

          (v) the Company's failure to pay to the Holder any amount of Principal
     (including, without limitation, any redemption or make-whole payments),
     Interest, Late Charges or other amounts when and as due under this Note or any other Transaction Document (as defined in the Securities Purchase
     Agreement), including any Company Redemption Price or Redemption Premium in
     connection with any redemption of this Note, or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby to which the Holder is a party, except, in the case of a failure to pay Interest and Late Charges when and as due, in which case only if such failure continues for a period of at least five (5) Business Days;

          (vi) any default under, redemption of or acceleration prior to maturity of any Indebtedness in excess of $250,000, in the aggregate, of the Company or any of its Subsidiaries (as defined in Section 3(a) of the
     Securities Purchase Agreement);

          (vii) the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, "BANKRUPTCY LAW"), (A)
     commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a
     "CUSTODIAN"), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

          (viii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries in an involuntary case, (B) appoints a Custodian of the
     Company or any of its Subsidiaries or (C) orders the liquidation of the
     Company or any of its Subsidiaries;

          (ix) a final judgment or judgments for the payment of money aggregating in excess of $250,000 are rendered against the Company or any of its Subsidiaries and

                                        7

     which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $250,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

          (x) the Company breaches any material representation, warranty, covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least thirty (30) consecutive days after written notice thereof;

          (xi) any breach or failure in any respect to comply with (x) Section
     15 of this Note or (y) any of the Potential Partner Conditions;

          (xii) the inability of the Common Stock to be transferred with DTC through the Deposit Withdrawal at Custodian system, only if such inability continues for a period of at least thirty (30) consecutive days; or

          (xiii) The Security Agreement (as defined in the Securities Purchase
     Agreement) shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms thereof, first priority lien in favor of the Holder for the benefit of the holders of the
     Notes on any Collateral (as defined in the Security Agreement) purported to be covered thereby and such failure or cessation cannot be cured within ten
     (10) business days of written notice thereof.

     (b) Redemption Right. Upon the occurrence of an Event of Default with respect to this Note, the Company shall within two (2) Business Days after the day on which the Company is aware of the Event of Default deliver written notice thereof via facsimile and overnight courier (an "EVENT OF DEFAULT NOTICE") to the Holder. At any time after the earlier of the Holder's receipt of an Event of
Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem all or any portion of the outstanding balance of this Note by delivering written notice thereof (the "Event of Default
Redemption Notice") to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to have redeemed.
Each portion of this Note subject to redemption by the Company pursuant to this
Section 4(b) shall be redeemed by the Company at a price equal to the greater of
(i) the product of (x) the Conversion Amount to be redeemed and (y) the
Redemption Premium and (ii) the product of (A) the Conversion Rate with respect to such Conversion Amount in effect at such time as the Holder delivers an Event of Default Redemption Notice and (B) the Closing Sale Price of the Common Stock
on the date immediately preceding such Event of Default (the "EVENT OF DEFAULT
REDEMPTION PRICE"). Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 12. To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be

                                        8

prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. The parties hereto agree that in the event of the
Company's redemption of any portion of this Note under this Section 4(b), the
Holder's damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder.
Accordingly, any Redemption Premium due under this Section 4(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder's actual loss of its investment opportunity and not as a penalty.

5. RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

     (a) Assumption. For so long as this Note shall remain outstanding, the
Company shall not enter into or be party to a Fundamental Transaction unless (i)
the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 5(a) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required
Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Notes in exchange for such Notes a security of the Successor
Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the
Notes held by such holder, having similar conversion rights as the Notes and having similar ranking to the Notes, and satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible
Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity
shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the
"Company" shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the
Company under this Note with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental
Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of the Fundamental Transaction, in lieu of the shares of
Common Stock (or other securities, cash, assets or other property) issuable upon the conversion of the Notes prior to such Fundamental Transaction, such shares of publicly traded common stock (or their equivalent) of the Successor Entity, as adjusted in accordance with the provisions of this Note. The provisions of this Section shall apply similarly and equally to successive Fundamental
Transactions and shall be applied without regard to any limitations on the conversion of this Note.

     (b) Redemption Right. No sooner than fifteen (15) days nor later than ten
(10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a "CHANGE OF
CONTROL NOTICE"). At any time during the period beginning after the Holder's receipt of a Change of Control Notice and ending ten (10) Trading Days after the consummation of such Change of Control, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof
("CHANGE OF

                                        9

CONTROL REDEMPTION NOTICE") to the Company, which Change of Control Redemption
Notice shall indicate the Conversion Amount the Holder is electing to be redeemed. The portion of this Note subject to redemption pursuant to this
Section 5 shall be redeemed by the Company in cash at a price equal to the greater of (i) the product of the Change of Control Premium and the product of
(x) the sum of the Conversion Amount being redeemed and any accrued and unpaid
Interest with respect to such Conversion Amount and accrued and unpaid Late
Charges with respect to such Conversion Amount and Interest and (y) the quotient determined by dividing (A) the Closing Sale Price of the Common Stock immediately following the public announcement of such proposed Change of Control by (B) the Conversion Price and (ii) 150% of the sum of the Conversion Amount
being redeemed and any accrued and unpaid Interest with respect to such
Conversion Amount subject to such Change of Control Redemption and accrued and unpaid Late Charges with respect to such Conversion Amount and Interest (the
"CHANGE OF CONTROL REDEMPTION PRICE"). Redemptions required by this Section 5 shall be made in accordance with the provisions of Section 15 and shall have priority to payments to shareholders in connection with a Change of Control. To the extent redemptions required by this Section 5(b) are deemed or determined by a court of competent jurisdiction to be prepayments of this Note by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 5, until the Company Redemption Price
(together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 5(c) may be converted, in whole or in part, by the Holder into shares of Common Stock, or in the event the
Conversion Date is after the consummation of the Change of Control, shares of publicly traded common stock (or their equivalent) of the Successor Entity pursuant to Section 3. The parties hereto agree that in the event of the
Company's redemption of any portion of this Note under this Section 5(b), the
Holder's damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder.
Accordingly, any redemption premium due under this Section 5(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder's actual loss of its investment opportunity and not as a penalty.

6. RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

     (a) Purchase Rights. If at any time the Company grants, issues or sells any
Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of
Common Stock (the "PURCHASE RIGHTS"), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate
Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this
Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

     (b) Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders

                                       10

of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a "CORPORATE EVENT"), the Company shall make appropriate provision to insure that if the Holder is a
Holder at the time of consummation of such Fundamental Transaction, the Holder will thereafter have the right to receive upon conversion of this Note, at the
Holder's option, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of
Common Stock been held by the Holder upon the consummation of such Corporate
Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock)
at a conversion rate for such consideration commensurate with the Conversion
Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Required Holders. The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

7. RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

     (a) Adjustment of Conversion Price upon Issuance of Common Stock. If at any time after the Subscription Date, the Company issues or sells, or in accordance with this Section 7(a) is deemed to have issued or sold, any shares of Common
Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock which are an Excluded Security or are deemed to have been issued or sold by the
Company in connection with any Excluded Security) for a consideration per share
(the "NEW ISSUANCE PRICE") less than a price (the "APPLICABLE PRICE") equal to the Conversion Price in effect immediately prior to such issue or sale (the foregoing a "DILUTIVE ISSUANCE"), then (i) if such issuance or sale occurs prior to the one year anniversary date of the Subscription Date, immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to the New Issuance Price or (ii) if such issuance or sale occurs on or after the one year anniversary of the Subscription Date, then immediately after such
Dilutive Issuance the Conversion Price then in effect shall be reduced to the price determined by dividing (i) an amount equal to the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issue or sale
(including for the purpose, shares of Common Stock issuable upon conversion or exercise of any outstanding securities or Options which are at such time exercisable, convertible or vested) multiplied by the Applicable Price and (y)
the consideration, if any, to be received by the Company for such additional shares of Common Stock by (ii) an amount equal to the sum of (x) the total number of shares of Common Stock outstanding immediately prior to such issue of sale (including, for this purpose, shares of Common Stock issuable upon conversion or exercise of any outstanding securities or Options, which are at such time exercisable, convertible or vested) any (y) the total number of additional shares of Common Stock issuable as part of such Dilutive Issuance
(including shares subject to conversion of convertible securities or Options).
For purposes of determining the adjusted Conversion Price under this Section
7(a), the following shall be applicable:

                                       11

          (i) Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common
     Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then all of such shares of Common Stock underlying such Option shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 7(a)(i), the "lowest price per share for which one share of
     Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the
     Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option.
     No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such
     Common Stock upon conversion or exchange or exercise of such Convertible
     Securities.

          (ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then all shares of Common Stock issuable upon conversion of such Convertible
     Securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible
     Securities for such price per share. For the purposes of this Section
     7(a)(ii), the "lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such
     Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 7(a), no further adjustment of the
     Conversion Price shall be made by reason of such issue or sale.

          (iii) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible
     Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price,

                                       12

     additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section
     7(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible
     Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

          (iv) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the
     Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Company. If any
     Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration as determined in good faith by the Board of
     Directors of the Company, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such publicly traded securities on the date of receipt. If any Common Stock, Options or
     Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the
     "VALUATION EVENT"), the fair value of such consideration will be determined within five (5) Business Days after the tenth day following the Valuation
     Event by an independent, reputable appraiser jointly selected by the
     Company and the Required Holders. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

          (v) Record Date. If the Company takes a record of the holders of
     Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible
     Securities or (B) to subscribe for or purchase Common Stock, Options or
     Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                                       13

     (b) Adjustment of Conversion Price upon Subdivision or Combination of
Common Stock. If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise)
one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

     (c) Other Events. If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions
(including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's
Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder under this Note; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 7.

8. COMPANY RIGHT OF REDEMPTION.

     (a) General. The Company at its option shall have the right to redeem, with three (3) Business Days advance written notice (the "COMPANY REDEMPTION
NOTICE"), a portion or all of the outstanding principal of the Note; provided, however, the Closing Bid Price of the Common Stock is less than the Conversion
Price then in effect for five (5) Trading Days immediately prior to the delivery of the Company Redemption Notice. The Holder may convert after the Company
Redemption Notice is received and until the Company Redemption Price is received by the Holder. The redemption price shall be One Hundred and Ten percent (110%)
of the face amount redeemed plus accrued interest (the "COMPANY REDEMPTION
PRICE"). The Company shall pay the Company Redemption Price on all payments made pursuant to this Note (except to the extent a higher redemption price is due in connection with an Event of Default or Change of Control, in which case such higher redemption price shall be paid by the Company), including payments made before, on, or after the Maturity Date. It shall be an Event of Default if the
Company does not timely redeem the portion of this Note elected to be redeemed pursuant to a Company Redemption Notice and, thereafter, the Holder shall be able to exercise all of its rights and remedies hereunder upon an Event of
Default, including the right to accelerate this Note and cause this Note to be redeemed in full pursuant to Section 4(b) hereof. For all payments under this
Note, the payment of the Company Redemption Price by the Company shall be in addition to any accrued interest due.

     (b) Mechanics of Company Redemption. If the Company elects to redeem the
Note in accordance with Section 8(a), then the Company Redemption Price, if any, which is to be paid to the Holder, shall be paid, by wire transfer of immediately available funds, an amount in cash equal to 100% of the Company
Redemption Price. If the Company fails to redeem the amount of outstanding principal set forth in the Company Redemption Notice on such date, then at the option of the Holder designated in writing to the Company (any such designation,
"Conversion Notice" for purposes of this Note), the Holder may require the
Company to convert all or any part of such outstanding principal plus accrued interest at the Conversion Price. Conversions

                                       14

required by this Section 8(b) shall be made in accordance with the provisions of
Section 3(c). Notwithstanding anything to the contrary in this Section 8(b), but subject to Section 3(d), until the Company Redemption Price (together with any interest thereon) is paid in full, the amount of outstanding principal set forth in the Company Redemption Notice (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to
Section 3.

9. SECURITY. This Note is secured to the extent and in the manner set forth in the Security Documents (as defined in the Securities Purchase Agreement).

10. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all reasonable action as may be required to protect the rights of the Holder of this Note.

11. RESERVATION OF AUTHORIZED SHARES.

     (a) Reservation. The Company initially shall reserve out of its authorized and unissued Common Stock a number of shares of Common Stock for each of the
Notes equal to 175% of the Conversion Rate with respect to the Conversion Amount of each such Note as of the Issuance Date. So long as any of the Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, 175% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding; provided that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved pursuant to the previous sentence (without regard to any limitations on conversions) (the "REQUIRED RESERVE AMOUNT").

     (b) Insufficient Authorized Shares. If at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common
Stock equal to the Required Reserve Amount (an "AUTHORIZED SHARE FAILURE"), then the Company shall immediately take all action necessary to increase the
Company's authorized shares of Common Stock to an amount sufficient to allow the
Company to reserve the Required Reserve Amount for the Notes then outstanding.
Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than forty-five (45) days after the occurrence of such
Authorized Share Failure, the Company shall hold a meeting of its shareholders for the approval of an increase in the number of authorized shares of Common
Stock. In connection with such meeting, the Company shall provide each shareholder with a proxy or information statement and shall use its best efforts to solicit its shareholders' approval of such increase in authorized shares of
Common Stock and to cause its board of directors to recommend to the shareholders that they approve such proposal.

                                       15

12. HOLDER'S REDEMPTIONS. The Company shall deliver the applicable Event of
Default Redemption Price to the Holder within five (5) Business Days after the
Company's receipt of the Holder's Event of Default Redemption Notice. If the
Holder has submitted a Change of Control Redemption Notice in accordance with
Section 5(b), the Company shall deliver the applicable Change of Control
Redemption Price to the Holder concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and within five (5) Business Days after the Company's receipt of such notice otherwise. In the event of a redemption of less than all of the
Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 18(d))
representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid. Upon the Company's receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Conversion Amount, (y) the Company shall immediately return this
Note, or issue a new Note (in accordance with Section 18(d)) to the Holder representing the sum of such Conversion Amount to be redeemed together with accrued and unpaid Interest with respect to such Conversion Amount and accrued and unpaid Late Charges with respect to such Conversion Amount and Interest and
(z) the Conversion Price of this Note or such new Notes shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the applicable Redemption Notice is voided and (B) the lowest Closing Bid Price during the period beginning on and including the date on which the applicable
Redemption Notice is delivered to the Company and ending on and including the date on which the applicable Redemption Notice is voided. The Holder's delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company's obligations to make any payments of
Late Charges which have accrued prior to the date of such notice with respect to the Conversion Amount subject to such notice.

13. RESTRICTION ON REDEMPTION AND CASH DIVIDENDS. Until all of the Notes have been converted, redeemed or otherwise satisfied in accordance with their terms, the Company shall not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on its capital stock without the prior express written consent of the Required Holders.

14. VOTING RIGHTS. The Holder shall have no voting rights as the holder of this
Note, except as required by law, including but not limited to Section 212 of the
Delaware General Corporation Law, and as expressly provided in this Note.

15. COVENANTS.

     (a) Rank. All payments due under this Note shall be senior to all other
Indebtedness of the Company and its Subsidiaries and shall be subordinate to the
Permitted Senior

                                       16

Indebtedness solely with respect to accounts receivables of the Company securing the Permitted Senior Indebtedness.

     (b) Incurrence of Indebtedness. So long as this Note is outstanding, the
Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any
Indebtedness, other than (i) the Indebtedness evidenced by this Note and (ii)
Permitted Indebtedness.

     (c) Existence of Liens. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets
(including accounts and contract rights) owned by the Company or any of its
Subsidiaries (collectively, "LIENS") other than Permitted Liens.

     (d) Restricted Payments. The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any
Permitted Indebtedness, whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, an Event of Default has occurred and is continuing.

     (e) Sales of Equity Securities. Except for Excluded Securities, the Company
shall not, without the prior written consent of the Holder, (i) issue or sell shares of Common Stock or preferred stock without consideration or for a consideration per share less than the greater of the Closing Bid Price of the
Common Stock determined immediately prior to its issuance or $.01, if the Common
Stock is not traded or quoted on the Principal Market or any national exchange,
(ii) issue any warrant, option, right, contract, call, or other security instrument granting the holder thereof, the right to acquire Common Stock without consideration or for a consideration less than the greater of such
Common Stock's Closing Bid Price value determined immediately prior to its issuance or $.01, if the Common Stock is not traded on the Principal Market or any national exchange, or (iii) file any registration statement on Form S-8, unless (x) such shares covered by such Form S-8 are not issued without consideration or for a consideration less than the greater of the Common Stock's
Closing Bid Price on the date of issuance or $.01, if the Common Stock is not traded or quoted on the Principal Market or any national exchange, and (y) such
Form S-8 registration statement is not filed prior to 90 days following the effectiveness of the registration statement.

     (f) Subsidiary Internal Accounting Controls. So long as this Note is outstanding, the Company and each of its Subsidiaries shall maintain, in all material respects, a system of internal accounting controls consistent with the
Internal Accounting Controls (as defined in the Securities Purchase Agreement).

     (g) Dispositions. So long as any Obligations are outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, convey, sell, lease or sublease,

                                       17

transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any material part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing); provided, however, that the Company and its Subsidiaries may (i)
sell inventory in the ordinary course of business, (ii) dispose of obsolete or worn-out equipment in the ordinary course of business and (iii) dispose of the non-core assets set forth on Schedule 15(g) hereto.

     (h) Additional Collateral Security. The Company shall cause each Subsidiary of the Company or any such Subsidiary not in existence on the Issuance Date, to execute and deliver to the Collateral Agent promptly and in any event within five (5) Business Days after the formation, acquisition or change in status thereof (i) a Security Agreement and (ii) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the
Collateral Agent in order to create, perfect, establish the first priority of
(subject to Permitted Liens) or otherwise protect any Lien purported to be covered by any such Security Agreement or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the this Note and that all property and assets of such Subsidiary shall become Collateral for the Obligations.

16. VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders shall be required for any change or amendment to this Note.
In no event shall any amendment, modification nor waiver be made to this Note which would adversely affect the Holder without the written consent of the
Holder.

17. TRANSFER. The Holder acknowledges and agrees that this Note may only be offered, sold, assigned or transferred by the Holder without the consent of the
Company, provided that the provisions of Section 2(f) of the Securities Purchase
Agreement are complied with in all respects.

18. REISSUANCE OF THIS NOTE.

     (a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will issue, promptly following the satisfaction of the provisions of Section 2(f) of the Securities Purchase
Agreement, and deliver upon the order of the Holder a new Note (in accordance with Section 18(d)), in the name of the validly registered assigns or transferee, representing the outstanding Principal being transferred by the
Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 18(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) and this Section 18(a), following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

     (b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note,

                                       18

and, in the case of loss, theft or destruction, of any indemnification undertaking and posting of a bond by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal.

     (c) Note Exchangeable for Different Denominations. This Note is
exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 18(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

     (d) Issuance of New Notes. Whenever the Company is required to issue a new
Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new
Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 18(a) or Section 18(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes),
(iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued Interest and
Late Charges on the Principal and Interest of this Note, from the Issuance Date.

19. REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE
RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction
Documents at law or in equity (including a decree of specific performance and/or other injunctive relief). Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

20. PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or
(b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors' rights and involving a claim under this Note, then the Company shall pay the reasonable costs incurred by the
Holder for such collection, enforcement or action or in connection with such

                                       19

bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys' fees and disbursements.

21. CONSTRUCTION; HEADINGS. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this
Note.

22. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the
Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

23. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the
Closing Bid Price, the Closing Sale Price, the Average Market Price or the
Weighted Average Price or the arithmetic calculation of the Conversion Rate or any Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt of the Conversion Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are
unable to agree upon such determination or calculation within one (1) Business
Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one (1) Business Day submit via facsimile (a) the disputed determination of the Closing Bid Price, the Closing
Sale Price, the Average Market Price or the Weighted Average Price to an
independent, reputable investment bank selected by the Company and approved by the Holder (such approval not to be unreasonably withheld or delayed) or (b) the disputed arithmetic calculation of the Conversion Rate or any Redemption Price to the Company's independent, outside accountant. The Company, at the Company's expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the
Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error. If such investment bank or accountant's determination confirms the Company's calculation, Holder shall reimburse Company for the Company's expenses of such investment bank or accountants.

24. NOTICES; PAYMENTS.

     (a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with
Section 9(f) of the Securities Purchase Agreement. The Company shall provide the
Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the
Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least twenty (20) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or

                                       20

liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the
Holder.

     (b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the
Purchasers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the
Holder's wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date. Any amount of Principal or other amounts due under the Transaction Documents, other than
Interest, which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of fifteen percent (15%) per annum from the date such amount was due until the same is paid in full ("LATE CHARGE").

25. CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note has been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

26 WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the
Securities Purchase Agreement and the other Transaction Documents.

27. GOVERNING LAW; JURISDICTION; JURY TRIAL. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in
The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address it set forth on the signature page hereto and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing

                                       21

contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this
Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company's obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY
IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY
TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR
ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

28. CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

     (a) "APPROVED STOCK PLAN" means any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the
Company's securities may be issued to any employee, consultant, officer or director for services provided to the Company.

     (b) "AVERAGE MARKET PRICE" means, for any given date, the lesser of (i) the arithmetic average of the Weighted Average Price of the Common Stock during the twenty (20) consecutive Trading Day period ending on the third (3rd) Trading Day immediately prior to such given date, and (ii) the arithmetic average of the
Weighted Average Price of the Common Stock during the five (5) consecutive
Trading Day period commencing during the 20th consecutive Trading Day period ending on the third (3rd) Trading Day immediately prior to such given date and that all such determinations shall be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction that proportionately decreases or increases the Common Stock during such periods.

     (c) "BLOOMBERG" means Bloomberg Financial Markets.

     (d) "BUSINESS DAY" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

     (e) "CALENDAR MONTH" means the period beginning on and including the first of each calendar month and ending on and including the last day of such calendar month.

     (f) "CHANGE OF CONTROL" means any Fundamental Transaction other than (i)
any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Company's voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold

                                       22

publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

     (g) "CHANGE OF CONTROL PREMIUM" means (i) 125% or (ii) 115% in the event of a Change of Control involving consideration paid to holders of the Company's
Common Stock where the consideration per share of the Company's Common Stock to be received by the holders thereof is greater (as to amounts other than cash, as determined reasonably and in good faith by the Board of Directors of the
Company) than 200% of the Conversion Price as of the Initial Issuance Date (as
adjusted for stock splits, stock dividends, reverse stock splits, recapitalizations, reclassifications and similar events).

     (h) "CLOSING BID PRICE" and "CLOSING SALE PRICE" means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by
Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by
Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the "pink sheets" by Pink
Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid
Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the
Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 23. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

     (i) "CLOSING DATE" shall have the meaning set forth in the Securities
Purchase Agreement, which date is the date the Company initially issued Notes pursuant to the terms of the Securities Purchase Agreement.

     (j) "CONTINGENT OBLIGATION" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

                                       23

     (k) "CONVERTIBLE SECURITIES" means any stock or securities (other than
Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

     (L) "ELIGIBLE MARKET" means, the Principal Market, The New York Stock
Exchange, Inc., the Nasdaq Capital Market, the Nasdaq Global Market or the
American Stock Exchange.

     (m) "EQUITY CONDITIONS" means that each of the following conditions is satisfied: (i) on each day during the period beginning six (6) months prior to the applicable date of determination and ending on and including the applicable date of determination (the "Equity Conditions Measuring Period"), either (x) the
Registration Statement filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all remaining Registrable
Securities in accordance with the terms of the Registration Rights Agreement and there shall not have been any Grace Periods (as defined in the Registration
Rights Agreement) or (y) all shares of Common Stock issuable upon conversion of the Notes and exercise of the Warrants shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (ii) on each day during the Equity Conditions
Measuring Period, the Common Stock is designated for quotation on the Principal
Market and shall not have been suspended from trading on such exchange or market
(other than suspensions of not more than two (2) Trading Days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the minimum listing maintenance requirements of such exchange or market; (iii) during the one (1) year period ending on and including the date immediately preceding the applicable date of determination, the Company shall have delivered Conversion Shares upon conversion of the Notes and Warrant Shares upon exercise of the Warrants to the holders on a timely basis as set forth in
Section 3(c)(i) hereof and Section 1(a) of the Warrants; (iv) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section 3(d) hereof and the rules or regulations of the Principal Market; (v) during the Equity
Conditions Measuring Period, the Company shall not have failed to timely make any payments within five (5) Business Days of when such payment is due pursuant to any Transaction Document; (vi) during the Equity Conditions Measuring Period, there shall not have occurred either (A) the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated or (B) an Event of Default or an event that with the passage of time or giving of notice would constitute an Event of Default; (vii)
the Company shall have no knowledge of any fact that would cause (x) the
Registration Statements required pursuant to the Registration Rights Agreement not to be effective and available for the resale of all remaining Registrable
Securities in accordance with the terms of the Registration Rights Agreement or
(y) any shares of Common Stock issuable upon conversion of the Notes and shares of Common Stock issuable upon exercise of the Warrants not to be eligible for sale without restriction pursuant to Rule 144(k) and any applicable state securities laws; (viii) the Company otherwise shall have been in material compliance with and shall not have materially breached any provision, covenant, representation or warranty of any Transaction Document; and (ix) the Stockholder
Approval (as defined in the Securities Purchase Agreement) shall have been obtained.

                                       24

     (n) "EQUITY CONDITIONS FAILURE" means that on any day during (i) the period commencing twenty-one (21) Trading Days prior to the applicable Interest Notice
Date through the applicable Interest Notice Date or (ii) the period commencing with the applicable Interest Notice Due Date through the applicable Interest
Date, the Equity Conditions have not been satisfied (or waived in writing by the
Holder).

     (o) "EXCLUDED SECURITIES" means any Common Stock and/or Options, Warrants or other Common Stock Purchase Rights (and the Common Stock issuable pursuant to such Options, Warrants or other rights) issued or issuable: (i) in connection with any Approved Stock Plan up to a maximum of ten percent (10%) of the outstanding Common Stock (provided that securities issued in connection with any
Approved Stock Plan that are outstanding as of the Subscription Date and shares of Common Stock issuable pursuant to exercise or conversion of such outstanding securities shall not be included for purposes calculating the maximum of ten percent (10%)); (ii) upon conversion of, or in exchange for, the Notes or the exercise of the Warrants; (iii) upon conversion or exercise of any Options or
Convertible Securities which are outstanding on the day immediately preceding the Subscription Date, provided that the terms of such Options or Convertible
Securities are not amended, modified or changed on or after the Subscription
Date to lower the conversion or exercise price thereof; (iv) shares of Common
Stock issued in an underwritten public offering in which the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $10,000,000; (v) options issued to Consulting For Strategic Growth up to a maximum of fifty thousand (50,000) shares of Common Stock per calendar month commencing the first full calendar month after the Registration Statement is declared effective; (vi) options issued to medical practices that are customers of the Company in good standing up to a maximum of 250,000 warrants per practice and above the Closing Sale Price on the day of issuance; and (vii) shares of
Common Stock, Options, or Warrants to be issued to Rodman & Renshaw (or their designees) as consideration for securing a line of credit or similar financing for the Company.

     (p) "FUNDAMENTAL TRANSACTION" means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another
Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person or Persons to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the
Person or Persons making or party to, or associated or affiliated with the
Person or Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination
(including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of either the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), (v)
reorganize, recapitalize or reclassify its Common Stock or (vi) any "person" or
"group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the
Exchange Act) is or shall

                                       25

become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate Voting Stock of the Company.

     (q) "GAAP" means United States generally accepted accounting principles, consistently applied.

     (r) "INDEBTEDNESS" of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including
(without limitation) "capital leases" in accordance with generally accepted accounting principles (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i)
through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, (viii) all obligations issued, undertaken or assumed as part of any financing facility with respect to accounts receivables of the Company and its Subsidiaries, including, without limitation, any factoring arrangement of such accounts receivables and (ix) all
Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (viii) above.

     (s) "INITIAL ISSUANCE DATE" means October 19, 2006.

     (t) "INSTALLMENT AMOUNT" means with respect to any Installment Date, the lesser of (A) $89,285.71 and (B) the remaining principal due hereunder. In the event the Holder shall sell or otherwise transfer any portion of this Note, the transferee shall be allocated a pro rata portion of the each unpaid Installment
Amount hereunder.

     (u) "INSTALLMENT DATE" means the first day of each calendar month.

     (v) "INTEREST RATE" means eight percent (8%) per annum, subject to periodic adjustment pursuant to Section 2.

     (w) "OPTIONS" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

                                       26

     (x) "PARENT ENTITY" of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the
Fundamental Transaction.

     (y) "PERMITTED INDEBTEDNESS" means (A) Indebtedness incurred by the Company that is made expressly subordinate in right of payment and priority to the
Indebtedness evidenced by this Note, as reflected in a written agreement acceptable to the Holder and approved by the Holder in writing (which approval shall not be unreasonably withheld or delayed), and which Indebtedness does not provide at any time for (1) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until ninety-one (91) days after the Maturity Date or later and (2) total interest and fees at a rate in excess of the Interest Rate hereunder, (B)
Permitted Senior Indebtedness, (C) Indebtedness secured by Permitted Liens, (D)
Indebtedness to trade creditors incurred in the ordinary course of business, and
(E) extensions, refinancings and renewals of any items of Permitted
Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon the Company or its Subsidiary, as the case may be, (F) indebtedness to David Goldner pursuant to that certain promissory note, dated August 24, 2006, issued by the Company to David Goldner.

     (z) "PERMITTED LIENS" means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen's liens, mechanics' liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens securing the Company's obligations under the Notes, (v) Liens (A) upon or in any equipment (as defined in the Security Agreement) acquired or held by the Company or any of its
Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (vi) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clause (v) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vii) Liens on accounts receivables, security interests, loan documents and reserve accounts and the proceeds thereof of the Company and its Subsidiaries securing the Company's obligations under the Permitted Senior Indebtedness; (viii) leases or subleases and licenses and sublicenses hereafter granted to others in the ordinary course of the Company's business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods; (x) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 4(a)(ix); (xi)

                                       27

Liens with respect to Indebtedness not individually in excess of $50,000 or in the aggregate in excess of $250,000, which individually and in aggregate are not material to the Company; (xii) the Permitted Liens as defined in the Securities
Purchase Agreement and (xii) the Lien granted to David Goldner with respect to the collateral described in that certain Security Agreement, dated August 24,
2006, between the Company and David Goldner.

     (aa) "PERMITTED SENIOR INDEBTEDNESS" means any financing facility to be obtained by the Company after the Initial Issuance Date, and secured by liens in any or all of the following: accounts receivables, security interests in client assets; loan documents; reserve account; and the proceeds thereof.

     (bb) "PERSON" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

     (cc) "POTENTIAL PARTNER CONDITIONS" means at any time during the period commencing on the date of the consummation of any material transaction between the Company and a Person and ending on the first anniversary of the Effective
Date, there shall be no disclosure that any executive officer of such Person has
(i) exhibited dishonesty in the performance of his or her duties, which is materially and demonstrably injurious to the Company; or (ii) been convicted of
(x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, in each case, which is materially and demonstrably injurious to the Company.

     (dd) "PRINCIPAL MARKET" means Over-the-Counter Bulletin Board.

     (ee) "REDEMPTION NOTICES" means, collectively, the Event of Default
Redemption Notices, Change of Control Redemption Notices, the Company Redemption
Notice, and, each of the foregoing, individually, a Redemption Notice.

     (ff) "REDEMPTION PREMIUM" means (i) in the case of the Events of Default described in Section 4(a)(i) - (vi) and (ix) - (xii), 125% or (ii) in the case of the Events of Default described in Section 4(a)(vii) - (viii), 120%.

     (gg) "REDEMPTION PRICES" means, collectively, the Event of Default
Redemption Price, Change of Control Redemption Price, and the Company Redemption
Amount, the Holder Optional Redemption Price and the Holder Partial Redemption
Price and, each of the foregoing, individually, a Redemption Price.

     (hh) "REGISTRATION RIGHTS AGREEMENT" means that certain registration rights agreement between the Company and the initial holders of the Notes relating to, among other things, the registration of the resale of the Common Stock issuable upon conversion of the Notes and exercise of the Warrants.

     (ii) "REQUIRED HOLDERS" means the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

                                       28

     (jj) "SEC" means the United States Securities and Exchange Commission.

     (kk) "SECURITIES PURCHASE AGREEMENT" means that certain securities purchase agreement dated the Subscription Date by and among the Company and the initial holders of the Notes pursuant to which the Company issued the Notes.

     (ll) "SUBSCRIPTION DATE" means October 19, 2006.

     (mm) "SUCCESSOR ENTITY" means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such
Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person's Parent Entity.

     (nn) "TRADING DAY" means any day on which the Common Stock is traded on the
Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that
"Trading Day" shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the
Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York Time).

     (oo) "VOLUME INSTALLMENT LIMITATION" means, for any date of determination, fifteen percent (15%) of the aggregate dollar trading volume (as reported on
Bloomberg) of the Common Stock over the forty (40) consecutive Trading Day period ending on the third (3rd) Trading Day immediately preceding the applicable Installment Date.

     (pp) "VOLUME INTEREST LIMITATION" means, for any date of determination, fifteen percent (15%) of the aggregate dollar trading volume (as reported on
Bloomberg) of the Common Stock over the twenty (20) consecutive Trading Day period ending on the third (3rd) Trading Day immediately preceding the applicable Interest Date.

     (qq) "VOTING STOCK" of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     (rr) "WARRANTS" has the meaning ascribed to such term in the Securities
Purchase Agreement, and shall include all warrants issued in exchange therefor or replacement thereof.

     (ss) "WEIGHTED AVERAGE PRICE" means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period

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beginning at 9:30 a.m., New York Time (or such other time as the Principal
Market publicly announces is the official open of trading), and ending at 4:00
p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its
"Volume at Price" functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at
9:30 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the "pink sheets" by Pink Sheets
LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average
Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.
If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 23. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

29. DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information, relating to the Company or its Subsidiaries, the Company shall indicate to the Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

29. SUBORDINATION. The obligations of the Company under this Note and the
Security Documents are expressly subordinated to the obligations of the Company and its Subsidiaries in connection with Permitted Senior Indebtedness. By acceptance of this note, Holder agrees that it shall promptly execute and deliver (i) such agreements, documents and instruments as may be reasonably requested by holders of Permitted Senior Indebtedness, expressly confirming the subordination of the Company's obligations under this Note and the Security
Documents to those of the holders of Permitted Senior Indebtedness and (ii) such intercreditor agreements as may be reasonably requested by holders of Permitted
Senior Indebtedness relating to customary intercreditor arrangements including, but not limited to, standstill agreements and the right to cure defaults under this Note.

                            [Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

                                         MDWERKS, INC.

                                         By:
                                             -----------------------------------
                                             Name: Howard Katz
                                             Title: Chief Executive Officer

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